NEWS RELEASE

	Contacts:	Stacey Morris, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020
Alon USA Energy, Inc. Reports Second Quarter 2016 Results

Declares Quarterly Cash Dividend
Schedules conference call for July 29, 2016 at 10:30 a.m. Eastern
DALLAS, TEXAS, July 28, 2016 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the second quarter of 2016. Net loss available to stockholders for the second quarter of 2016 was $(20.4) million, or $(0.29) per share, compared to net income available to stockholders of $36.4 million, or $0.52 per share, for the same period last year. Excluding special items, Alon recorded net loss available to stockholders of $(14.9) million, or $(0.21) per share, for the second quarter of 2016, compared to net income available to stockholders of $46.4 million, or $0.67 per share, for the same period last year.
Net loss available to stockholders for the first half of 2016 was $(55.9) million, or $(0.80) per share, compared to net income available to stockholders of $63.3 million, or $0.91 per share, for the same period last year. Excluding special items, Alon recorded net loss available to stockholders of $(44.2) million, or $(0.63) per share, for the first half of 2016, compared to net income available to stockholders of $68.0 million, or $0.98 per share, for the same period last year.
Paul Eisman, President and CEO, commented, “The refining environment in the second quarter of 2016 remained challenging as crack spreads were pressured by high product inventories. The average Gulf Coast 3-2-1 benchmark crack spread for the second quarter of 2016 was approximately $6.50 per barrel lower than the average for the same period last year. We continue to optimize our operations and control our costs in this difficult environment.
“As previously discussed, the Big Spring refinery’s second quarter results were negatively impacted by a power outage in late May. We estimate the lost opportunity cost and maintenance cost associated with the power outage negatively impacted Alon’s operating income by approximately $10 million. Big Spring’s refinery operating margin of $8.53 per barrel was negatively impacted by approximately $1.30 per barrel due to the unplanned downtime during the quarter. Despite the interruption to normal operations, the refinery achieved low operating costs of $3.59 per barrel. We expect to perform maintenance on the Big Spring refinery’s reformer in August. As a result, we expect total throughput at the Big Spring refinery to average approximately 69,000 barrels per day for the third quarter and 70,000 barrels per day for the full year of 2016.
“The Krotz Springs refinery’s results were negatively impacted by weakness in crack spreads, a larger premium in LLS crude relative to Brent crude and maintenance performed on the fluid catalytic cracking unit in the first half of April, which was previously discussed. We estimate the downtime associated with this maintenance work negatively impacted Krotz Springs’ refinery operating margin by approximately $0.86 per barrel and Alon’s operating income by approximately $5 million. Based on the projected margin environment, we expect total throughput at the Krotz Springs refinery to average approximately 63,000 barrels per day for the third quarter and 66,000 barrels per day for the full year of 2016.
“Our asphalt business performed very well in the second quarter with the onset of paving season. Relative to the second quarter of 2015, our asphalt sales volumes were up 43 percent, and our asphalt margin was up by 6 percent to $107 per ton. This business is benefiting from a stronger demand environment, as well as operational improvements implemented over recent quarters.
“Our retail results were negatively impacted by headwinds in the Permian Basin. However, we believe we are positioned well to benefit as the markets in which we operate improve and are expecting greater profitability in the second half of the year.

“The results of the AltAir renewable fuels project in California were negatively impacted by an increase in the price of feedstock costs (tallow) relative to the first quarter of 2016. A test run of soybean oil was successfully completed in late June, validating the feedstock flexibility of the unit.”
SECOND QUARTER 2016
Special items increased net loss by $5.5 million for the second quarter of 2016 primarily as a result of employee retention expense of $2.0 million, losses of $2.0 million associated with an asphalt inventory adjustment and unrealized losses of $3.8 million associated with commodity swaps, before income tax and non-controlling interest impacts of $2.4 million. Special items reduced net income by $9.9 million for the second quarter of 2015 primarily as a result of employee retention expense of $1.3 million, losses of $3.3 million related to an asphalt inventory adjustment and unrealized losses of $10.5 million associated with commodity swaps, before income tax and non-controlling interest impacts of $5.2 million.
The combined total refinery average throughput for the second quarter of 2016 was 133,413 barrels per day (“bpd”), consisting of 71,153 bpd at the Big Spring refinery and 62,260 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 152,092 bpd for the second quarter of 2015, consisting of 75,491 bpd at the Big Spring refinery and 76,601 bpd at the Krotz Springs refinery. The reduced throughput at our Big Spring refinery was the result of unplanned downtime during the second quarter of 2016 due to a power outage caused by inclement weather, which affected multiple units. During the second quarter of 2016, we performed maintenance on the fluid catalytic cracking unit at the Krotz Springs refinery, which reduced total throughput for the quarter.
Refinery operating margin at the Big Spring refinery was $8.53 per barrel for the second quarter of 2016 compared to $17.22 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 3/2/1 crack spread, a narrowing of the WTI Cushing to WTI Midland spread, a reduced cost of crude benefit from the contango market in 2016 and the unplanned refinery downtime discussed above, partially offset by a widening of the WTI Cushing to WTS spread.
Refinery operating margin at the Krotz Springs refinery was $3.96 per barrel for the second quarter of 2016 compared to $7.95 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 2/1/1 high sulfur diesel crack spread, a narrowing of both the WTI Cushing to WTI Midland and the LLS to WTI Cushing spreads, the premium in LLS compared to Brent, the refinery downtime discussed above and a reduced cost of crude benefit from the contango market in 2016.
The average Gulf Coast 3/2/1 crack spread was $13.16 per barrel for the second quarter of 2016 compared to $19.71 per barrel for the same period in 2015. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $7.92 per barrel for the second quarter of 2016 compared to $10.21 per barrel for the same period in 2015.
The average WTI Cushing to WTI Midland spread for the second quarter of 2016 was $0.17 per barrel compared to $0.60 per barrel for the same period in 2015. The average WTI Cushing to WTS spread for the second quarter of 2016 was $0.75 per barrel compared to $(0.21) per barrel for the same period in 2015. The average Brent to WTI Cushing spread for the second quarter of 2016 was $(0.18) per barrel compared to $3.66 per barrel for the same period in 2015. The average LLS to WTI Cushing spread for the second quarter of 2016 was $2.04 per barrel compared to $6.28 per barrel for the same period in 2015. The average Brent to LLS spread for the second quarter of 2016 was $(1.64) per barrel compared to $0.32 per barrel for the same period in 2015.
The contango environment in the second quarter of 2016 created an average cost of crude benefit of $1.49 per barrel compared to an average cost of crude benefit of $1.90 per barrel for the same period in 2015.
Asphalt margins for the second quarter of 2016 were $106.90 per ton compared to $100.92 per ton for the same period in 2015. On a cash basis (i.e., excluding inventory effects), asphalt margins in the second quarter of 2016 were $105.55 per ton compared to $99.51 per ton in the second quarter of 2015.
Retail fuel margins increased to 20.8 cents per gallon in the second quarter of 2016 from 20.3 cents per gallon in the second quarter of 2015. Retail fuel sales volume increased to 50.9 million gallons in the second quarter of 2016 from 49.5 million gallons in the second quarter of 2015. Merchandise margins decreased to 31.0% in the second quarter of 2016 from 31.8% in the second quarter of 2015. Merchandise sales decreased to $83.7 million in the second quarter of 2016 from $84.9 million in the second quarter of 2015.

YEAR-TO-DATE 2016
Special items increased net loss by $11.8 million for the first half of 2016 primarily as a result of employee retention expenses of $6.7 million, losses of $2.0 million related to an asphalt inventory adjustment, unrealized losses of $7.1 million associated with commodity swaps and $2.1 million associated with losses recognized on disposition of assets, before income tax and non-controlling interest impacts of $6.2 million. Special items reduced net income by $4.6 million for the first half of 2015 primarily as a result of employee retention expense of $1.3 million and losses of $14.0 million related to an asphalt inventory adjustment, partially offset by unrealized gains of $7.9 million associated with commodity swaps and $0.6 million associated with gains recognized on disposition of assets, before income tax and non-controlling interest impacts of $2.1 million.
The combined total refinery average throughput for the first half of 2016 was 136,206 bpd, consisting of 69,345 bpd at the Big Spring refinery and 66,861 bpd at the Krotz Springs refinery, compared to a combined total refinery average throughput of 148,679 bpd for the first half of 2015, consisting of 73,934 bpd at the Big Spring refinery and 74,745 bpd at the Krotz Springs refinery. The reduced throughput at our Big Spring refinery was the result of planned downtime to complete a reformer regeneration and catalyst replacement for our diesel hydrotreater unit in the beginning of the first quarter of 2016, as well as unplanned downtime during the second quarter of 2016 due to a power outage caused by inclement weather, which affected multiple units. The reduced throughput at the Krotz Springs refinery during the six months ended June 30, 2016 was the result of our election to reduce the crude rate to improve the refinery yield structure, as well as maintenance that was performed on the fluid catalytic cracking unit.
Refinery operating margin at the Big Spring refinery was $8.16 per barrel for the first half of 2016 compared to $15.56 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 3/2/1 crack spread, a narrowing of both the WTI Cushing to WTI Midland and the WTI Cushing to WTS spreads and the refinery downtime discussed above, partially offset by the cost of crude benefit from the market moving further into contango in 2016.
Refinery operating margin at the Krotz Springs refinery was $2.69 per barrel for the first half of 2016 compared to $8.71 per barrel for the same period in 2015. This decrease in operating margin was primarily due to a lower Gulf Coast 2/1/1 high sulfur diesel crack spread, a narrowing of both the WTI Cushing to WTI Midland and the LLS to WTI Cushing spreads, the premium in LLS compared to Brent and the refinery downtime discussed above, partially offset by the cost of crude benefit from the market moving further into contango in 2016.
The average Gulf Coast 3/2/1 crack spread for the first half of 2016 was $12.20 per barrel compared to $18.73 per barrel for the same period in 2015. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first half of 2016 was $7.33 per barrel compared to $11.79 per barrel for the same period in 2015.
The average WTI Cushing to WTI Midland spread for the first half of 2016 was $0.02 per barrel compared to $1.27 per barrel for the same period in 2015. The average WTI Cushing to WTS spread for the first half of 2016 was $0.32 per barrel compared to $0.76 per barrel for the same period in 2015. The average Brent to WTI Cushing spread for the first half of 2016 was $0.15 per barrel compared to $4.54 per barrel for the same period in 2015. The average LLS to WTI Cushing spread for the first half of 2016 was $1.82 per barrel compared to $4.48 per barrel for the same period in 2015. The average Brent to LLS spread for the first half of 2016 was $(1.26) per barrel compared to $0.57 per barrel for the same period in 2015.
The contango environment in the first half of 2016 created an average cost of crude benefit of $1.66 per barrel compared to an average cost of crude benefit of $1.28 per barrel for the same period in 2015.
Asphalt margins for the first half of 2016 were $97.96 per ton compared to $94.41 per ton for same period in 2015. On a cash basis (i.e., excluding inventory effects), asphalt margins in the first half of 2016 were $99.87 per ton compared to $105.77 per ton in the first half of 2015.
Retail fuel margins decreased to 20.4 cents per gallon in the first half of 2016 from 21.9 cents per gallon in the first half of 2015. Retail fuel sales volume increased to 100.9 million gallons in the first half of 2016 from 95.6 million gallons in the first half of 2015. Merchandise margins decreased to 31.3% in the first half of 2016 from 32.5% in the first half of 2015. Merchandise sales increased to $161.5 million in the first half of 2016 from $161.0 million in the first half of 2015.
Alon also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.15 per share. The dividend is payable on September 6, 2016 to stockholders of record at the close of business on August 19, 2016.

CONFERENCE CALL
Alon has scheduled a conference call, which will be broadcast live over the Internet on Friday, July 29, 2016, at 10:30 a.m. Eastern Time (9:30 a.m. Central Time), to discuss the second quarter 2016 financial results. To access the call, please dial 877-407-0672, or 412-902-0003 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live by logging on to the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through August 12, 2016 and may be accessed by calling 877-660-6853, or 201-612-7415 for international callers, and using the passcode 13640012#. A webcast archive will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and 81.6% of the limited partner interests in Alon USA Partners, LP (NYSE: ALDW), which owns a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business. In addition, Alon directly owns a crude oil refinery in Krotz Springs, Louisiana, with a crude oil throughput capacity of 74,000 barrels per day. Alon also owns crude oil refineries in California, which have not processed crude oil since 2012. Alon is a leading marketer of asphalt, which it distributes primarily through asphalt terminals located predominately in the Southwestern and Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores which also market motor fuels in Central and West Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2015, IS UNAUDITED)	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,008,388	$1,301,341	$1,858,361	$2,404,581
Operating costs and expenses:
Cost of sales	871,394	1,069,931	1,606,538	1,964,419
Direct operating expenses	63,182	62,856	131,799	127,061
Selling, general and administrative expenses (2)	51,644	49,193	100,345	94,789
Depreciation and amortization (3)	36,985	31,267	71,847	63,229
Total operating costs and expenses	1,023,205	1,213,247	1,910,529	2,249,498
Gain (loss) on disposition of assets	6	—	(2,082)	572
Operating income (loss)	(14,811)	88,094	(54,250)	155,655
Interest expense	(18,799)	(18,217)	(37,106)	(39,254)
Equity earnings of investees	4,305	1,828	4,683	1,274
Other income, net	146	13	218	59
Income (loss) before income tax expense (benefit)	(29,159)	71,718	(86,455)	117,734
Income tax expense (benefit)	(8,529)	23,856	(29,765)	35,817
Net income (loss)	(20,630)	47,862	(56,690)	81,917
Net income (loss) attributable to non-controlling interest	(260)	11,452	(783)	18,568
Net income (loss) available to stockholders	$(20,370)	$36,410	$(55,907)	$63,349
Earnings (loss) per share, basic	$(0.29)	$0.52	$(0.80)	$0.91
Weighted average shares outstanding, basic (in thousands)	70,493	69,684	70,318	69,584
Earnings (loss) per share, diluted	$(0.29)	$0.50	$(0.80)	$0.87
Weighted average shares outstanding, diluted (in thousands)	70,493	72,501	70,318	72,395
Cash dividends per share	$0.15	$0.15	$0.30	$0.25
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$17,342	$135,112	$(12,009)	$115,891
Investing activities	(21,437)	(22,332)	(68,454)	(33,945)
Financing activities	16,565	(39,415)	52,189	(33,077)
OTHER DATA:
Adjusted net income (loss) available to stockholders (4)	$(14,916)	$46,354	$(44,152)	$67,993
Adjusted earnings (loss) per share (4)	$(0.21)	$0.67	$(0.63)	$0.98
Adjusted EBITDA (5)	$30,430	$131,680	$31,724	$211,720
Capital expenditures (6)	13,784	20,302	37,230	31,051
Capital expenditures for turnarounds and catalysts	7,662	2,030	24,272	4,363

	June 30, 2016	December 31, 2015
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$205,853	$234,127
Working capital	39,005	78,694
Total assets	2,245,464	2,176,138
Total debt	552,264	555,962
Total debt less cash and cash equivalents	346,411	321,835
Total equity	626,907	664,160

REFINING AND MARKETING SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (7)	$829,913	$1,126,040	$1,526,526	$2,085,532
Operating costs and expenses:
Cost of sales	746,324	940,861	1,372,360	1,724,252
Direct operating expenses	56,913	55,966	119,706	112,292
Selling, general and administrative expenses	18,930	18,940	37,205	36,279
Depreciation and amortization	31,514	26,692	61,298	54,003
Total operating costs and expenses	853,681	1,042,459	1,590,569	1,926,826
Gain (loss) on disposition of assets	9	—	(2,079)	522
Operating income (loss)	$(23,759)	$83,581	$(66,122)	$159,228
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (8)	$8.53	$17.22	$8.16	$15.56
Refinery operating margin – Krotz Springs (8)	3.96	7.95	2.69	8.71
Refinery direct operating expense – Big Spring (9)	3.59	3.54	3.83	3.56
Refinery direct operating expense – Krotz Springs (9)	4.10	3.49	3.96	3.64
Capital expenditures	$11,560	$12,470	$30,119	$16,876
Capital expenditures for turnarounds and catalysts	7,662	2,030	24,272	4,363
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (10)	$13.16	$19.71	$12.20	$18.73
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (10)	$7.92	$10.21	$7.33	$11.79
WTI Cushing crude oil (per barrel)	$45.48	$57.86	$39.39	$53.20
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (11)	$0.17	$0.60	$0.02	$1.27
WTI Cushing less WTS (11)	0.75	(0.21)	0.32	0.76
LLS less WTI Cushing (11)	2.04	6.28	1.82	4.48
Brent less LLS (11)	(1.64)	0.32	(1.26)	0.57
Brent less WTI Cushing (11)	(0.18)	3.66	0.15	4.54
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$1.42	$1.86	$1.25	$1.69
Gulf Coast ultra-low sulfur diesel	1.34	1.83	1.19	1.76
Gulf Coast high sulfur diesel	1.22	1.68	1.06	1.62
Natural gas (per MMBtu)	2.25	2.74	2.12	2.77

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2016		2015		2016		2015
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	25,698	36.1	29,605	39.2	31,126	44.9	37,193	50.3
WTI crude	43,040	60.5	43,659	57.8	35,400	51.0	33,952	45.9
Blendstocks	2,415	3.4	2,227	3.0	2,819	4.1	2,789	3.8
Total refinery throughput (12)	71,153	100.0	75,491	100.0	69,345	100.0	73,934	100.0
Refinery production:
Gasoline	33,744	47.6	37,755	49.8	33,922	49.0	36,978	49.8
Diesel/jet	26,627	37.6	28,052	37.0	24,655	35.6	27,074	36.5
Asphalt	2,572	3.6	2,479	3.3	2,860	4.2	2,876	3.9
Petrochemicals	3,354	4.7	4,915	6.5	3,485	5.0	4,863	6.5
Other	4,569	6.5	2,537	3.4	4,298	6.2	2,466	3.3
Total refinery production (13)	70,866	100.0	75,738	100.0	69,220	100.0	74,257	100.0
Refinery utilization (14)		94.2%		100.4%		93.7%		97.5%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2016		2015		2016		2015
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	15,921	25.5	29,429	38.4	14,859	22.2	29,888	40.0
Gulf Coast sweet crude	42,624	68.5	45,069	58.8	45,987	68.8	41,076	55.0
Blendstocks	3,715	6.0	2,103	2.8	6,015	9.0	3,781	5.0
Total refinery throughput (12)	62,260	100.0	76,601	100.0	66,861	100.0	74,745	100.0
Refinery production:
Gasoline	31,112	49.0	35,511	45.4	33,693	49.4	35,021	45.8
Diesel/jet	24,201	38.1	32,496	41.5	25,595	37.5	31,599	41.4
Heavy Oils	959	1.5	1,378	1.8	1,246	1.8	1,356	1.8
Other	7,226	11.4	8,838	11.3	7,692	11.3	8,419	11.0
Total refinery production (13)	63,498	100.0	78,223	100.0	68,226	100.0	76,395	100.0
Refinery utilization (14)		79.1%		100.7%		82.2%		95.9%

ASPHALT SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (15)	$68,097	$69,900	$121,596	$120,552
Operating costs and expenses:
Cost of sales (15) (16)	51,326	60,771	95,191	115,054
Direct operating expenses	6,269	6,890	12,093	14,769
Selling, general and administrative expenses	4,047	2,755	7,245	4,531
Depreciation and amortization	1,261	1,207	2,521	2,352
Total operating costs and expenses	62,903	71,623	117,050	136,706
Operating loss (19)	$5,194	$(1,723)	$4,546	$(16,154)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (17)	158	108	243	173
Non-blended asphalt sales volume (tons in thousands) (18)	18	15	47	33
Blended asphalt sales price per ton (17)	$389.95	$505.54	$398.28	$498.83
Non-blended asphalt sales price per ton (18)	135.06	229.20	141.30	317.36
Asphalt margin per ton (19)	106.90	100.92	97.96	94.41
Capital expenditures	$335	$238	$1,075	$1,644

RETAIL SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$187,262	$206,634	$350,233	$382,619
Operating costs and expenses:
Cost of sales (16)	150,628	169,532	278,981	309,235
Selling, general and administrative expenses	28,484	27,322	55,521	53,627
Depreciation and amortization	3,350	2,943	6,749	5,980
Total operating costs and expenses	182,462	199,797	341,251	368,842
Gain on disposition of assets	(3)	—	(3)	50
Operating income	$4,797	$6,837	$8,979	$13,827
KEY OPERATING STATISTICS:
Number of stores (end of period) (20)	306	294	306	294
Retail fuel sales (thousands of gallons)	50,877	49,511	100,882	95,606
Retail fuel sales (thousands of gallons per site per month) (20)	57	58	57	56
Retail fuel margin (cents per gallon) (21)	20.8	20.3	20.4	21.9
Retail fuel sales price (dollars per gallon) (22)	$2.03	$2.46	$1.87	$2.32
Merchandise sales	$83,673	$84,878	$161,498	$160,980
Merchandise sales (per site per month) (20)	$91	$96	$88	$91
Merchandise margin (23)	31.0%	31.8%	31.3%	32.5%
Capital expenditures	$1,200	$6,202	$3,911	$9,518

(1)
Includes excise taxes on sales by the retail segment of $19,864 and $19,369 for the three months ended June 30, 2016 and 2015, respectively, and $39,389 and $37,425 for the six months ended June 30, 2016 and 2015, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $183 and $176 for the three months ended June 30, 2016 and 2015, respectively, and $374 and $352 for the six months ended June 30, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $860 and $425 for the three months ended June 30, 2016 and 2015, respectively, and $1,279 and $894 for the six months ended June 30, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(4)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding after-tax employee retention expense, after-tax loss on asphalt inventory adjustment, after-tax unrealized (gains) losses on commodity swaps and after-tax (gain) loss on disposition of assets. Adjusted net income (loss) available to stockholders is not a recognized measurement under GAAP; however, the amounts included in adjusted net income (loss) available to stockholders are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(dollars in thousands)
Net income (loss) available to stockholders	$(20,370)	$36,410	$(55,907)	$63,349
Exclude adjustments:
Employee retention expense	2,000	1,334	6,700	1,334
Loss on asphalt inventory adjustment	2,003	3,284	2,003	13,950
Unrealized (gains) losses on commodity swaps	3,811	10,478	7,144	(7,925)
(Gain) loss on disposition of assets	(6)	—	2,082	(572)
Total adjustments	7,808	15,096	17,929	6,787
Income tax impact related to adjustments	(2,302)	(4,983)	(6,070)	(2,065)
Non-controlling interest impact related to adjustments	(52)	(169)	(104)	(78)
Adjusted net income (loss) available to stockholders	$(14,916)	$46,354	$(44,152)	$67,993
Adjusted earnings (loss) per share *	$(0.21)	$0.67	$(0.63)	$0.98

*	Adjusted earnings (loss) per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings per share.

(5)
Adjusted EBITDA represents earnings before net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, (gain) loss on disposition of assets and unrealized (gains) losses on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income (loss) attributable to non-controlling interest, income tax expense (benefit), interest expense, (gain) loss on disposition of assets, unrealized (gains) losses on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three and six months ended June 30, 2016 and 2015:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(dollars in thousands)
Net income (loss) available to stockholders	$(20,370)	$36,410	$(55,907)	$63,349
Net income (loss) attributable to non-controlling interest	(260)	11,452	(783)	18,568
Income tax expense (benefit)	(8,529)	23,856	(29,765)	35,817
Interest expense	18,799	18,217	37,106	39,254
Depreciation and amortization	36,985	31,267	71,847	63,229
(Gain) loss on disposition of assets	(6)	—	2,082	(572)
Unrealized (gains) losses on commodity swaps	3,811	10,478	7,144	(7,925)
Adjusted EBITDA	$30,430	$131,680	$31,724	$211,720
Adjusted EBITDA does not exclude losses of $2,003 and $3,284 for the three months ended June 30, 2016 and 2015, respectively, and $2,003 and $13,950 for the six months ended June 30, 2016 and 2015, respectively, resulting from a price adjustment related to asphalt inventory.

(6)
Includes corporate capital expenditures of $689 and $1,392 for the three months ended June 30, 2016 and 2015, respectively, and $2,125 and $3,013 for the six months ended June 30, 2016 and 2015, respectively, which are not allocated to our three operating segments.

(7)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(8)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of certain adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three and six months ended June 30, 2016 excludes realized and unrealized gains on commodity swaps of $96 and $461, respectively.
The refinery operating margin for the three and six months ended June 30, 2015 excludes realized and unrealized gains on commodity swaps of $7,512 and $37,355, respectively. For the six months ended June 30, 2015, $8,926 related substantially to inventory adjustments was not included in cost of sales for either the Big Spring refinery or the Krotz Springs refinery.

(9)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our refineries by the applicable refinery’s total throughput volumes.

(10)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(11)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(12)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(13)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(14)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(15)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of $4,054 and $11,864 for the three months ended June 30, 2016 and 2015, respectively, and $18,172 and $23,782 for the six months ended June 30, 2016 and 2015, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(16)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(17)	Blended asphalt represents base material asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(18)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(19)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

Asphalt margin excludes losses of $2,003 and $3,284 for the three months ended June 30, 2016 and 2015, respectively, and $2,003 and $13,950 for the six months ended June 30, 2016 and 2015, respectively, resulting from a price adjustment related to asphalt inventory. This loss is included in the operating income (loss) above.

(20)	At June 30, 2016, we had 306 retail convenience stores of which 296 sold fuel. At June 30, 2015, we had 294 retail convenience stores of which 283 sold fuel.
The 14 retail convenience stores acquired in August 2015 have been included in the per site key operating statistics only for the period after acquisition.

(21)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(22)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(23)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.